Contacts:
Anthony N. Leo Robin L. Oliver
Chief Executive Officer Chief Financial Officer
727.399.5678 727.685.2082

BayFirst Financial Corp. Announces Fourth Quarter 2022 Conference Call and Webcast
ST. PETERSBURG, FL. — January 9, 2023 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today announced that it will report its fourth quarter results before the market opens on Friday, January 27, 2023. That same day, management will host a conference call at 9:00 a.m. EST to discuss the results. The call will also be broadcast live via the internet.
Interested investors may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com. Investment professionals are invited to dial (888) 396-8049 to participate in the call. A replay will be available for one week at (877) 674-7070 using access code 736702# or at www.bayfirstfinancial.com.

About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company which commenced operations on September 1, 2000. Its primary source of income is from its wholly owned subsidiary, BayFirst National Bank (f/k/a First Home Bank), which commenced business operations on February 12, 1999. BayFirst National Bank is a national banking association. The Bank currently operates eight full-service office locations and was in the top 8 by dollar volume and number of units originated nationwide through the fourth quarter ended September 30, 2022, of SBA's 2022 fiscal year. In the 5 county Tampa Bay market, BayFirst was proud to rank number one by both dollar volume and number of units originated during the same period.
BayFirst Financial Corp., through the Bank, offers a broad range of commercial and consumer banking services including various types of deposit accounts and loans for businesses and individuals. As of September 30, 2022, BayFirst Financial Corp. had $930.3 million in total assets.

Forward Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.
Note: Transmitted on Globe Newswire on January 9, 2023, at 9:00 a.m. EST.